Registration No. 333-67592

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1
to
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Manor Care, Inc.
(Exact name of registrant as specified in its charter)

Delaware	34-1687107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

333 N. Summit Street, Toledo, Ohio (Address of Principal Executive Offices)	43604-2617 (Zip Code)

THE EQUITY INCENTIVE PLAN OF MANOR CARE, INC.
(Full title of the Plans)

Richard A. Parr II, Esq.
Vice President and General Counsel
333 N. Summit Street
Toledo, Ohio 43604-2617
(Name and address of agent for service)

(419) 252-5500
(Telephone number, including area code, of agent for service)

Copy to:

Patrick H. Shannon, Esq.
Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, DC 20004-1304
(202) 637-2200

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement is being filed solely to remove from registration securities that were registered and will not be issued in connection with the registrant’s offering.

The Form S-8 Registration Statement (Registration No. 333-67592) (the “Registration Statement”) of Manor Care, Inc., a Delaware corporation (the “Company”), pertaining to the registration of 4,000,000 shares of the Company’s common stock, par value $0.01 per share, issuable pursuant to the Equity Incentive Plan of Manor Care, Inc. (the “Plan”), to which this Post-Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on August 15, 2001.

Pursuant to the Merger Agreement dated as of July 2, 2007, between the Company and MCHCR-CP Merger Sub Inc. (“MergerCo”), MergerCo is expected to merge with and into the Company on December 21, 2007 (the time of such merger, the “Effective Time”), with the Company as the surviving entity (the “Merger”).  The Merger was approved by the holders of the Company’s common stock on October 17, 2007, as required under Delaware law and the terms of the Merger Agreement.  As a result of the Merger, the holders of shares of the Company’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the Merger (except as otherwise agreed, and excluding shares owned by the Company, as treasury stock, or by MergerCo or its sole stockholder, which will be canceled in accordance with the Merger Agreement, and any shares for which stockholders have sought appraisal rights under Delaware law) will be entitled to receive $67.00 in cash per share, without interest (the “Merger Consideration”), and all such shares shall no longer be outstanding and shall cease to exist, and each holder of a certificate that immediately prior to the effective time of the Merger represented any such shares of the Company’s common stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to certain existing registration statements, including the Registration Statement, as of the Effective Time.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes from registration all securities registered under the Registration Statement that remain unissued or unobligated as of the Effective Time.

Item 8.  Exhibits.

The following document is filed as an exhibit to this Registration Statement:

Exhibit Number	Description of Exhibit
24.1	Power of Attorney

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on December 21, 2007.

MANOR CARE, INC.

By:	/s/ Richard A. Parr II
Richard A. Parr II
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons, in the capacities and on the date indicated.

Signature	Title	Date

*	Director	December 21, 2007
Mary Taylor Behrens

*	Vice President and Chief Financial Officer (Principal Financial Officer)	December 21, 2007
Steven M. Cavanaugh

*	Director	December 21, 2007
Joseph F. Damico

*	Executive Vice President and Chief Operating Officer; Director	December 21, 2007
Stephen L. Guillard

*	Director	December 21, 2007
William H. Longfield

*	Vice President and Controller (Principal Accounting Officer)	December 21, 2007
Spencer C. Moler

*	Chairman of the Board and Director; President and Chief Executive Officer (Principal Executive Officer)	December 21, 2007
Paul A. Ormond

*	Director	December 21, 2007
John T. Schwieters

*	Director	December 21, 2007
Richard C. Tuttle

*	Director	December 21, 2007
Gail R. Wilensky

*	Director	December 21, 2007
Thomas L. Young

*
Richard A. Parr II, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Company pursuant to powers of attorney duly executed by such persons.

By:	/s/ Richard A. Parr II
Richard A. Parr II, Attorney-in-Fact